TROOP MEISINGER STEUBER & PASICH, LLP
                                  LAWYERS


                                May 4, 1998



Dental/Medical Diagnostic Systems, Inc.
200 N. Westlake Blvd.
Westlake Village, CA  91362


Ladies/Gentlemen:

     At your request, we have examined the Registration Statement on Form S-3 (the "Registration Statement") to which this letter is attached as
Exhibit 5.1 filed by Dental/Medical Diagnostic Systems, Inc., a California corporation (the "Company"), in order to register under the Securities Act of 1933, as amended (the "Act"), 450,000 shares of Common Stock (the "Shares") of the Company issuable pursuant to the exercise of the warrants obtained in connection with the certain Purchase Agreements, dated March 2, 1998.

     We are of the opinion that the Shares have been duly authorized and upon issuance and sale in conformity with and pursuant to the Plan, the Shares will be validly issued, fully paid and non-assessable.

     We consent to the use of this opinion as an Exhibit to the Registration Statement and to the use of our name in the Prospectus constituting a part thereof.


                 Respectfully submitted,

                 /S/ TROOP MEISINGER STEUBER & PASICH

                 TROOP MEISINGER STEUBER & PASICH, LLP